Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-265908, 333-251362 and 333-212457) on Form S-8 of our reports dated February 24, 2026, with respect to the consolidated financial statements and financial statement schedule II of Armstrong World Industries, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 24, 2026